                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549-1004


                                    FORM 8-K


                                 CURRENT REPORT
                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): October 8, 1999


                          Commission file number 1-977


                                 CBS CORPORATION
                                 ---------------
                          (Exact name of registrant as
                            specified in its charter)


         PENNSYLVANIA                               25-0877540
         ------------                               ----------

         (State or other jurisdiction               (I.R.S. Employer
         of incorporation)                          Identification Number)

                     51 WEST 52ND STREET, NEW YORK, NY 10019
                     ---------------------------------------
               (Address of principal executive offices; zip code)

                                 (212) 975-4321
                                 --------------
                (Registrant's Telephone No., including area code)

Item 5.       Other Events

Pending Transaction

     On March 31, 1999, CBS Corporation (CBS) and one of its subsidiary companies (together, the Corporation) entered into a definitive merger agreement with King World Productions, Inc. (King World) under which CBS will issue approximately $2.5 billion in common stock in exchange for all of the outstanding common stock of King World. Under the terms of the agreement, King World shareholders will receive 0.81 shares of CBS common stock for each share of King World common stock. King World is the distributor of a number of shows which include "The Oprah Winfrey Show," "Wheel of Fortune," "Jeopardy!," and "Hollywood Squares." The consummation of the CBS/King World merger is subject to certain conditions, including approval by King World stockholders. Assuming King World stockholder approval is secured, the Corporation expects to close the King World transaction during the fourth quarter of 1999. The CBS/King World merger will be accounted for under the purchase method of accounting.

     On September 7, 1999, the special meeting of King World stockholders, which was scheduled to vote on the approval and adoption of the merger agreement entered into with CBS, was adjourned until September 14, 1999. King World adjourned the special meeting to consider the impact of the merger of Viacom Inc. and CBS announced earlier that day. On September 14, 1999, King World again adjourned its special meeting of stockholders held to consider the merger with CBS until October 1, 1999. King World announced at that adjournment that it would seek further adjournments as may be necessary to allow sufficient time to consider the impact of the Vicacom/CBS merger. On September 8, 1999, CBS and King World entered into Amendment No. 1 of the CBS/King World merger agreement which, among other things, changed the direction of the CBS/King World merger. The original CBS/King World merger agreement provided that K Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of CBS, would merge with and into King World, with King World being the surviving corporation in the CBS/King World merger. Under Amendment No. 1, King World will be merged with and into K Acquision Corp. with K Acquisition Corp. being the surviving corporation. For additional information regarding Amendment No. 1 of the CBS/King World merger agreement refer to the CBS Form 8-K filed on September 15, 1999.


Financial Statements and Exhibits

      (a)   Financial Statements of Businesses to be Acquired

            King World Productions, Inc. 1998 Annual Consolidated Financial Statements and Notes Thereto:

            (i)   Report of Arthur Andersen LLP, dated October 16, 1998

            (ii) King World Consolidated Balance Sheets as of August 31, 1998 and 1997

            (iii) King World Consolidated Statements of Income for the years ended August 31, 1998, 1997 and 1996

            (iv) King World Consolidated Statements of Stockholders' Equity for the years ended August 31, 1998, 1997 and 1996

            (v) King World Consolidated Statements of Cash Flows for the years ended August 31, 1998, 1997 and 1996

            (vi)  King World Notes to Consolidated Financial Statements

            King World Productions, Inc. May 31, 1999 Quarterly Consolidated Financial Statements and Notes Thereto:

            (i) King World Consolidated Balance Sheets as of May 31, 1999 (unaudited) and August 31, 1998

            (ii) King World Consolidated Statements of Income for the three months ended May 31, 1999 and 1998 (unaudited) and for the nine months ended May 31, 1999 and 1998 (unaudited)

            (iii) King World Consolidated Statements of Cash Flows for the nine months ended May 31, 1999 and 1998 (unaudited)

            (iv)  King World Notes to Consolidated Financial Statements
                  (unaudited)

      (b)   Exhibits

            23.1  Consent of Arthur Andersen LLP, Independent Accountants

                          KING WORLD PRODUCTIONS, INC.
                  1998 ANNUAL CONSOLIDATED FINANCIAL STATEMENTS
                                AND NOTES THERETO

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To King World Productions, Inc.:

     We have audited the accompanying consolidated balance sheets of King World Productions, Inc. (a Delaware corporation) and subsidiaries as of August 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended August 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of King World Productions, Inc. and subsidiaries as of August 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended August 31, 1998, in conformity with generally accepted accounting principles.


                                          Arthur Andersen LLP

New York, New York
October 16, 1998

                  KING WORLD PRODUCTIONS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                (IN THOUSANDS EXCEPT SHARE AND PER-SHARE AMOUNTS)

                                                                                               AUGUST 31,
                                                                                  ---------------------------------
                                                                                     1998                   1997
===================================================================================================================
ASSETS
CURRENT ASSETS:
    Cash and cash equivalents                                                     $  188,778            $  317,782
    Short-term investments                                                            88,016               234,677
    Accounts receivable (net of allowance for doubtful accounts
         of $3,301 and $4,101 in 1998 and 1997, respectively)                         75,423                75,092
    Producer advances and deferred costs                                              99,965                74,652
    Other current assets                                                              1,146                 1,857
-------------------------------------------------------------------------------------------------------------------
    Total current assets                                                             453,328               704,060
-------------------------------------------------------------------------------------------------------------------
LONG-TERM INVESTMENTS, at cost,
    which approximates market value                                                  470,715               177,590
-------------------------------------------------------------------------------------------------------------------
FIXED ASSETS, at cost:
    Office and transportation equipment                                               20,304                12,522
    Furniture, leaseholds and other  improvements                                      8,371                 6,255
    Film and videotape masters                                                         2,678                 2,678
-------------------------------------------------------------------------------------------------------------------
                                                                                      31,353                21,455
         Less-accumulated depreciation and amortization                              (13,613)              (11,706)
-------------------------------------------------------------------------------------------------------------------
                                                                                      17,740                 9,749
-------------------------------------------------------------------------------------------------------------------

PRODUCER ADVANCES AND OTHER ASSETS                                                    81,815                10,668
-------------------------------------------------------------------------------------------------------------------

                                                                                $  1,023,598            $  902,067
===================================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
    Accounts payable and accrued liabilities                                      $   15,913             $  18,014
    Payable to producers and others                                                   96,118                69,599
    Income taxes payable                                                              30,356                30,372
-------------------------------------------------------------------------------------------------------------------
    Total current liabilities                                                        142,387               117,985
-------------------------------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES (Note 4)

STOCKHOLDERS' EQUITY:
    Preferred stock, $.01 par value; 5,000,000 shares
         authorized, none issued                                                          --                    --
    Common stock, $.01 par value; 150,000,000 shares
         authorized, 88,650,301 and 87,664,828 shares
         issued in 1998 and 1997, respectively                                           887                   877
    Paid-in capital                                                                  138,219               124,130
    Retained earnings                                                              1,137,238             1,001,190
    Treasury stock, at cost; 16,284,794 and 14,413,594 shares
         in 1998 and 1997, respectively                                             (395,133)             (342,115)
-------------------------------------------------------------------------------------------------------------------
                                                                                     881,211               784,082
-------------------------------------------------------------------------------------------------------------------

                                                                                $  1,023,598            $  902,067
===================================================================================================================

The accompanying Notes to Consolidated Financial Statements are an integral part of these balance sheets.

                  KING WORLD PRODUCTIONS, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                     (IN THOUSANDS EXCEPT PER-SHARE AMOUNTS)

                                                                                     YEAR ENDED AUGUST 31,
                                                                         -------------------------------------------
                                                                               1998           1997          1996
====================================================================================================================
REVENUES                                                                     $ 683,869     $ 671,277      $ 663,426
--------------------------------------------------------------------------------------------------------------------

EXPENSES:
   Producers' fees, programming and other direct operating costs               430,653       395,489        397,494
   Selling, general and administrative expenses                                 76,949        83,507         74,347
--------------------------------------------------------------------------------------------------------------------
                                                                               507,602       478,996        471,841
--------------------------------------------------------------------------------------------------------------------

   Income from operations                                                      176,267       192,281        191,585

INTEREST AND DIVIDEND INCOME                                                    29,140        29,645         25,965

NONRECURRING GAIN - Sale of Buffalo Broadcasting Co. Inc.                           --            --         14,060
--------------------------------------------------------------------------------------------------------------------

Income before provision for income taxes                                       205,407       221,926        231,610

PROVISION FOR INCOME TAXES                                                      69,359        78,544         81,610
--------------------------------------------------------------------------------------------------------------------

   Net income                                                                $ 136,048     $ 143,382      $ 150,000
====================================================================================================================

BASIC EARNINGS PER SHARE                                                     $    1.86     $    1.93      $    2.02
====================================================================================================================

DILUTED EARNINGS PER SHARE                                                   $    1.79     $    1.91      $    1.99
====================================================================================================================

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                  KING WORLD PRODUCTIONS, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                             (DOLLARS, IN THOUSANDS)

                                               COMMON STOCK
                                  ------------------------------------      PAID-IN            RETAINED            TREASURY
                                       SHARES               $               CAPITAL            EARNINGS             STOCK
=================================================================================================================================
Balance -
   August 31, 1995                      85,373,896             $  855            $ 87,261          $ 782,651           $ (295,041)
   Exercise of stock options             1,681,988                 16              23,038                 --                  --
   Purchase of treasury stock                   --                 --                  --                 --              (10,898)
   Net income                                   --                 --                  --            150,000                  --
---------------------------------------------------------------------------------------------------------------------------------
Balance -
   August 31, 1996                      87,055,884                871             110,299            932,651             (305,939)
   Exercise of stock options               608,944                  6              13,831                 --                  --
   Purchase of treasury stock                   --                 --                  --                 --              (36,176)
   Special dividend                             --                 --                  --            (74,843)                 --
   Net income                                   --                 --                  --            143,382                  --
---------------------------------------------------------------------------------------------------------------------------------
Balance -
   August 31, 1997                      87,664,828                877             124,130          1,001,190             (342,115)
   Exercise of stock options               985,473                 10              14,089                 --                  --
   Purchase of treasury stock                   --                 --                  --                 --              (53,018)
   Net income                                   --                 --                  --            136,048                  --
---------------------------------------------------------------------------------------------------------------------------------
Balance -
   August 31, 1998                      88,650,301              $ 887           $ 138,219        $ 1,137,238           $ (395,133)
=================================================================================================================================

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                  KING WORLD PRODUCTIONS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS, IN THOUSANDS)

                                                                      YEAR ENDED AUGUST 31,
                                                            ----------------------------------------
                                                               1998           1997           1996
====================================================================================================
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                               $ 136,048      $ 143,382      $ 150,000
    Items not affecting cash:
     Gain on sale of Buffalo Broadcasting Co. Inc.                 --             --        (14,060)
     Depreciation and amortization                              1,907          1,203            800
   Changes in assets and liabilities:
    Accounts receivable                                          (331)       (14,597)        (9,022)
    Producer advances and deferred costs                      (92,480)        60,173        (46,740)
    Accounts payable and accrued liabilities                   (2,101)         2,777          4,167
    Payable to producers and others                            26,519         (2,321)         1,829
    Income taxes payable                                          (16)         1,273          3,469
    Other, net                                                 (3,269)          (965)         3,391
----------------------------------------------------------------------------------------------------
   Net cash provided by operating activities                   66,277        190,925         93,834
----------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Increase in investments                                   (146,464)      (112,653)      (217,485)
   Proceeds from sale of Buffalo Broadcasting Co. Inc.             --             --          9,802
   Additions to fixed assets                                   (9,898)        (8,071)          (429)
----------------------------------------------------------------------------------------------------
   Net cash used in investing activities                     (156,362)      (120,724)      (208,112)
----------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from issuance of common stock                      14,099         13,834         23,046
   Purchase of treasury stock                                 (53,018)       (36,176)       (10,898)
   Payment of special dividend                                     --        (74,843)            --
----------------------------------------------------------------------------------------------------
   Net cash (used in) provided by financing activities        (38,919)       (97,185)        12,148

NET DECREASE IN CASH AND CASH EQUIVALENTS                    (129,004)       (26,984)      (102,130)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                317,782        344,766        446,896
----------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                    $ 188,778      $ 317,782      $ 344,766
====================================================================================================

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                  KING WORLD PRODUCTIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Summary of significant accounting policies

PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of King World Productions, Inc. and its subsidiaries. All significant intercompany transactions have been eliminated. Unless the context suggests otherwise, the "Company", as used herein, means King World Productions, Inc. ("King World") and its consolidated subsidiaries. All share (excluding treasury shares) and per share data presented in these Consolidated Financial Statements have been adjusted to give effect to a two-for-one stock split, effected in the form of a 100% stock dividend, which was paid by the Company on February 17, 1998.

REVENUE RECOGNITION

     License fees from first-run syndicated television properties are recognized at the commencement of the license period pursuant to noncancelable agreements and as each show is made available to the licensee via satellite transmission. Because transmission to the satellite takes place, on the average, no more than two to three days prior to the broadcast of the programming, revenues are recognized on or about the air date.

     The Company typically receives a portion of the fees derived from the licensing of syndicated television programming in the form of retained advertising time, which is sold to advertisers by King World Media Sales Inc. ("KWM"), a wholly-owned subsidiary of the Company. Such revenues are recognized at the same time as the cash portion of the license fees derived from such programming is recognized, in amounts adjusted for expected ratings.

     License fees for non-first-run syndicated properties are recognized at the gross contract amount (net of discount to present value for license periods greater than one year) at the commencement of the license period and when certain other conditions are satisfied.

PRINCIPAL PROPERTIES

     The Company's principal properties are licenses to distribute THE OPRAH WINFREY SHOW, WHEEL OF FORTUNE and JEOPARDY!; and INSIDE EDITION, a first-run syndicated series produced and distributed by the Company.

     The contribution of each program to the Company's total revenues for fiscal 1998, 1997 and 1996 was as follows:

                                     1998          1997           1996
                                     ----          ----           ----
THE OPRAH WINFREY SHOW                42%            40%           39%

WHEEL OF FORTUNE                      21%            20%           19%

JEOPARDY!                             18%            17%           17%

INSIDE EDITION                         7%             8%            8%

     The Company distributes THE OPRAH WINFREY SHOW pursuant to an agreement with Harpo, Inc. ("Harpo"), the producer of the series. Under the terms of King World's previous agreement with Harpo, King World was the exclusive distributor of THE OPRAH WINFREY SHOW through the 1999-2000 broadcast season. Such agreement was amended in September 1998 to provide for Harpo and Ms. Winfrey to produce and host the show for the 2000-2001 and 2001-2002 broadcast seasons and to extend the engagement of King World as the exclusive distributor of the show for those seasons.

     Under the terms of its agreement with Harpo, following the 1996-1997 broadcast season, the profit sharing arrangements between Harpo and the Company previously in effect were terminated and, in the 1997-1998 broadcast season and thereafter, the Company instead receives distribution fees based on a percentage of gross revenues derived from the series. These arrangements are less favorable to the Company than those contained in prior agreements between the Company and Harpo. As a result of these changes, the Company's net profits and cash flow have declined. Also, the distribution fees payable for the 2000-2001 and 2001-2002 broadcast seasons are significantly less than those applicable to seasons through the 1999-2000 season, and as a result, the contribution of THE OPRAH WINFREY SHOW to the Company's net profits and cash flow will further decline.

     The Company's agreements with Columbia TriStar Television provide that the Company shall be the exclusive distributor for WHEEL OF FORTUNE and JEOPARDY! so long as the Company has obtained sufficient broadcast commitments to cover such series' respective production and distribution costs and that the Company may not, unless otherwise agreed by Columbia TriStar Television, distribute game shows for syndication so long as the Company is distributing WHEEL OF FORTUNE or JEOPARDY!.

     For several years, the Company has been, and is now, in the process of developing new television shows for syndication that it hopes will gain widespread audience appeal, generate significant profits and cash flows for the Company and reduce the significance of any one broadcast property on the Company's operating results. Two such shows, THE ROSEANNE SHOW and a new version of the game show HOLLYWOOD SQUARES, premiered in September 1998, and a variety/talk show hosted by Martin Short is being developed for distribution by the Company, with a possible premiere in Fall 1999.

     In September 1997, the Company and Columbia TriStar Television announced their agreement to co-produce a new version of the game show HOLLYWOOD SQUARES, which is distributed by the Company in first-run syndication and debuted in September 1998.

     The Company has entered into an agreement with Full Moon & High Tide Productions, Inc., a company controlled by Roseanne, to co-produce THE ROSEANNE SHOW, an hour-long strip talk show hosted by Roseanne and distributed by the Company in first-run syndication. The series premiered in September 1998. Under the terms of the agreement, the Company will have the exclusive right to distribute the show through the 2003-2004 broadcast season.

PRODUCERS' FEES, PROGRAMMING AND OTHER DIRECT OPERATING COSTS

     Producers' fees, programming and other direct operating costs include primarily the producers' share of both cash license fees from the sale of programming to television stations and revenues derived from the sale of retained advertising time to advertisers with respect to programming distributed by the Company; participation fees payable by the Company to producers and talent; production and distribution costs for first-run syndicated programming; and the direct operating costs of King World Direct, the Company's wholly-owned direct response marketing subsidiary. That portion of any recognized revenue that is to be paid to producers and owners of programming is accrued as such revenues are earned. The share of revenues payable by the Company to such producers and others is generally paid as cash license fees and revenues derived from the sale of retained advertising time are received from television stations and advertisers.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

     Selling, general and administrative expenses include advertising and promotion costs associated with programming distributed by the Company, which amounted to $22,876,000, $33,150,000 and $31,329,000 in fiscal 1998, 1997 and
1996, respectively. These amounts include the producers' share of such costs.

CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

     Cash equivalents and short-term investments are comprised principally of municipal obligations, money market funds, money market preferred investments, commercial paper and United States Treasury and other agency obligations whose maturities are one year or less and are carried at amortized cost, which approximates market value. The Company considers its highly liquid short-term investments purchased with a maturity of three months or less to be cash equivalents.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). The Statement establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet and measured at its fair value. This statement also requires that changes in the derivative's fair value be recognized currently in earnings. To date, the Company has not, and has no present intention, to invest in any derivative instruments or participate in any hedging activities. Accordingly, the adoption of SFAS 133 will not have any effect on the Company.

PRODUCER ADVANCES AND DEFERRED COSTS

     Producer advances and deferred costs include pre-production, production and promotion costs, as well as talent and producer participation advances, in connection with certain first-run syndicated programs distributed by the Company for broadcast during seasons subsequent to August 31, 1998. Such costs are charged to expense as the revenues from such programs are earned. Advances are recouped from the share of revenues payable by the Company to producers, talent and others.

     In January 1996, the Company paid Harpo a $65 million advance against Harpo's guaranteed share of gross revenues for the 1997-1998 broadcast season, which was fully recouped as of August 31, 1998. In September 1997, the Company made advances to Harpo in the aggregate amount of $130 million against Harpo's guaranteed share of gross revenues for the 1998-1999 and 1999-2000 broadcast seasons, none of which had been recouped as of August 31, 1998. Subsequent to August 31, 1998, the Company paid an advance to Harpo of $75 million against Harpo's guaranteed share of gross revenues for the 2000-2001 broadcast season and agreed to pay, in June 2000, an additional $75 million against Harpo's guaranteed share of gross revenues for the 2001-2002 broadcast season. Based on the license agreements in place for the 1998-1999 through the 2001-2002 broadcast seasons, the Company believes that revenues from the series will be sufficient to enable the Company to recoup the advances for such seasons. All of the advances paid to Harpo are refundable to the Company by Harpo and Ms. Winfrey if King World terminates its agreement with Harpo due to Harpo's failure to deliver episodes of THE OPRAH WINFREY SHOW.

LONG-TERM INVESTMENTS

     Long-term investments are comprised principally of intermediate-term municipal obligations and United States Treasury and other agency obligations whose maturities are between one and seven years and are carried at amortized cost which approximates market value.

FIXED ASSETS

     Fixed assets are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method for financial reporting purposes and accelerated methods for tax purposes, with estimated useful lives of 3 to 5 years for furniture, office and transportation equipment and 5 years for film and videotape masters. Leaseholds and other improvements are amortized over the shorter of their useful lives and the lease term. Depreciation and amortization expense was approximately $1,907,000, $1,203,000 and $800,000 in fiscal 1998, 1997 and 1996, respectively.

STOCKHOLDERS' EQUITY

     In the first quarter of fiscal 1998, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"). SFAS 128 requires the presentation of "basic" earnings per share, which excludes any common stock equivalents and their related dilution, and "diluted" earnings per share, which includes the potential dilution from all common stock equivalents including options, warrants and convertible securities. Basic earnings per share has been computed using the weighted average shares of Common Stock outstanding of 73,157,000, 74,180,000 and 74,343,000 for the fiscal years ended August 31,
1998, 1997 and 1996, respectively. Diluted earnings per share which includes the dilutive effect of the assumed exercise of vested and unvested stock options outstanding as of the end of each period reported, has been computed using the weighted average shares of Common Stock outstanding of 76,078,000, 74,992,000 and 75,368,000 for the fiscal years ended August 31, 1998, 1997 and 1996, respectively. Reported earnings per share in prior periods have been restated to conform with the provisions of SFAS 128.

     The Company is authorized to issue 5,000,000 shares of Preferred Stock, $.01 par value. The Board of Directors is empowered, without further stockholder approval, to establish from time to time one or more series of Preferred Stock and to determine the powers, preferences and special rights of any unissued series of Preferred Stock, including voting rights, dividend rights, terms of redemption, liquidation preferences, conversion rights and the designation of any such series.

INDUSTRY SEGMENTS AND CUSTOMERS

     The Company operates in one business segment, television programming. The Company's major customers and principal facilities are located within the United States. In the 1998, 1997 and 1996 fiscal years, approximately 14%, 13% and 12%, respectively, of the Company's revenues were derived from license fees under contracts with a single broadcast group.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(2) Pension and profit sharing plans

     The Company maintains the King World Productions, Inc. Retirement Savings Plan with an employee pre-tax salary deferral contribution program under Section 401(k) of the Internal Revenue Code. Under the plan, employer matching contributions may not exceed 3% of annual compensation per employee and employer fixed contributions are limited to 3% of annual salary per employee, subject to a maximum total employer contribution of approximately $10,000 per employee for fiscal 1998. The plan covers substantially all of the Company's employees other than those involved in the production of programming produced by the Company.

     Contributions by the Company to the plan were approximately $709,000, $576,000 and $491,000 in fiscal 1998, 1997 and 1996, respectively.

(3) Income taxes

     The components of the Company's provision for income taxes are summarized as follows:

(IN THOUSANDS)
YEAR ENDED AUGUST 31,                     1998           1997           1996
=============================================================================
Federal:
   Current                            $ 59,076       $ 64,824       $ 71,525
   Deferred                              2,081          1,562         (2,293)
-----------------------------------------------------------------------------
                                        61,157         66,386         69,232
-----------------------------------------------------------------------------
State and local:
   Current                               8,115         12,067         12,511
   Deferred                                 87             91           (133)
-----------------------------------------------------------------------------
                                         8,202         12,158         12,378
-----------------------------------------------------------------------------

     Total                            $ 69,359       $ 78,544       $ 81,610
=============================================================================

     Deferred income taxes and benefits are provided for any income and expense items that are recognized in different years for tax return and financial reporting purposes. No individual temporary difference gives rise to significant deferred tax assets or liabilities.

     The current provision in each period presented above does not include reductions to income taxes payable attributable to the exercise of stock options. See Note 5.

     Following is a reconciliation of the Company's provision for income taxes to the tax computed at the U.S. statutory rate:

(IN THOUSANDS)
YEAR ENDED AUGUST 31,                           1998       1997       1996
=============================================================================
Tax at U.S. statutory rate                    $ 71,892   $ 77,674   $ 81,064
State tax provision, net of Federal benefit      5,331      7,903      8,046
Tax-exempt interest and dividend income         (7,780)    (6,892)    (5,370)
Other, net                                         (84)      (141)    (2,130)
-----------------------------------------------------------------------------
                                              $ 69,359   $ 78,544   $ 81,610
=============================================================================

     Income taxes paid approximated $67.5 million, $73.3 million and $76.8 million in fiscal 1998, 1997 and 1996, respectively.

(4) Commitments and contingencies

LICENSE FEES

     The Company has entered into agreements with television stations for the future distribution of programming in broadcast television seasons commencing with the 1998-1999 season and extending as far into the future as the 2004-2005 broadcast season, under which the revenues and related expenses will not be recognized until the license periods thereunder have begun and certain other conditions are satisfied. As of November 10, 1998, the gross amount of license fees under such agreements approximated $2.0 billion, of which approximately $1.3 billion is payable to producers and others and is to be recognized as an expense. The recognition of such amounts in the consolidated financial statements of the Company in fiscal years subsequent to August 31, 1998 is subject to the Company's continued distribution of such programming. Such amounts do not include sales of advertising time retained during the broadcast of such programming or foreign license fees.

OPERATING LEASES

     Rent expense under operating leases covering office facilities, production studios and equipment amounted to approximately $4,078,000, $2,849,000 and $2,559,000 for fiscal 1998, 1997 and 1996, respectively. Office and studio leases are subject to price escalations for certain costs. Aggregate future minimum rental commitments for these leases as of August 31, 1998 were as follows:

                  YEAR ENDING AUGUST 31,
                  ----------------------
                  (Dollars in thousands)
                  1999......................................         $6,519
                  2000......................................          5,742
                  2001......................................          1,845
                  2002......................................          1,435
                  2003......................................            872

EMPLOYMENT AND PRODUCTION AGREEMENTS

     As of August 31, 1998, the Company had entered into employment agreements and agreements with independent contractors relating to programming being or to be produced by King World which provide for aggregate minimum annual compensation as follows:

                  YEAR ENDING AUGUST 31,
                  ----------------------
                  (Dollars in thousands)
                  1999.................................     $33,531
                  2000.................................      12,548
                  2001.................................       1,223
                  2002.................................         156
                  2003.................................           -

     The Company has entered into employment agreements with its Chairman of the Board, its Vice Chairman and Chief Executive Officer and certain other executive officers. Certain of such agreements provide, among other things, for performance-based bonuses, including bonuses payable upon the introduction of new shows and bonuses which vary depending on the Company's net income and Common Stock price during pre-established measurement periods. The Company has recognized the impact of certain of these bonuses in its operating results for fiscal 1998, which include all amounts payable in accordance with the terms of such employment agreements.

LEGAL MATTERS

     The Company is subject to legal proceedings and claims which arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability, if any, with respect to such actions will not have a material adverse effect on the results of operations and financial position of the Company.

(5) Stock plans

     In fiscal 1998, the Company, reserved 2,000,000 additional shares for grants and awards under the 1996 Amended and Restated Stock Option and Restricted Stock Purchase Plan (the "Option/Stock Plan"). As of August 31, 1998 there were 1,806,862 shares available for grant under the Option/Stock Plan. The Option/Stock Plan provides for grants of incentive stock options ("ISOs") and non-qualified stock options, as well as awards of shares of restricted stock, subject to certain conditions. The Option/Stock Plan is currently administered by the Compensation Committee of the Board of Directors.

     For ISOs granted pursuant to the Option/Stock Plan, the exercise price of options may not be less than the fair market value of the shares on the date of grant and the options may not have a term in excess of ten years. The Compensation Committee has the power to determine the vesting periods for options granted under the Option/Stock Plan. Only full-time employees of the Company and its subsidiaries may be granted ISOs under the Option/Stock Plan. ISOs granted under the Option/Stock Plan are intended to qualify as "incentive stock options" within the meaning of Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code").

     For non-qualified stock options granted pursuant to the Option/Stock Plan, the exercise price of options may be more than, less than or equal to the fair market value of the shares on the date of grant (in the discretion of the Compensation Committee), and the options may be immediately exercisable (in the discretion of the Compensation Committee) and may have a term in excess of ten years. Employees, directors and officers of, and consultants or suppliers to, the Company and its subsidiaries may be granted non-qualified stock options under the Option/Stock Plan.

     Awards of restricted stock may be granted under the Option/Stock Plan to purchase shares of Common Stock for a price per share that may be more than, equal to or less than the fair market value of such shares on the date of the award. The Compensation Committee has the right to determine vesting provisions, transfer restrictions and other conditions or restrictions with respect to each award. To date, no awards of restricted stock have been granted under the Option/Stock Plan or its predecessor plans.

     In fiscal 1997, the Company also adopted the Salesforce Bonus Plan (the "Salesforce Plan"), and reserved 1,000,000 shares for grants of options thereunder. The Salesforce Plan provides for grants of non-qualified stock options and certain cash bonuses, subject to certain conditions. The Salesforce Plan is currently administered by the Board of Directors and by the Chairman of the Board of the Company, who is also the head of the Company's salesforce. Any person employed by, or performing services for, the sales department of the Company or any subsidiary of the Company on a full-time basis (excluding directors and officers of the Company) is eligible to receive stock options and cash bonuses under the Salesforce Plan.

     The exercise price of options granted under the Salesforce Plan must be equal to the fair market value of the shares on the date of grant, and the options shall vest at a rate of 20% at the end of each of the first three years from the date of grant and 40% at the end of the fifth year from grant and shall expire on the date ten years from the date of grant.

     In fiscal 1989, the Company adopted the Incentive Equity Plan for Senior Executives, pursuant to which an aggregate 5,100,000 shares of Common Stock were reserved for issuance to the Company's Chairman of the Board, President and Chief Executive Officer (who is now its Vice Chairman and Chief Executive Officer), and Executive Vice President and Chief Operating Officer, upon the exercise of options granted thereunder. Each of the Chairman of the Board and the President and Chief Executive Officer was granted non-qualified stock options to purchase 2,400,000 shares of Common Stock, 1,950,000 at an exercise price of $7.88 (the approximate fair market value on the date of grant) and 450,000 at an exercise price of $.01; the Executive Vice President was granted non-qualified stock options to purchase 300,000 shares of Common Stock, 240,000 at an exercise price of $7.88 and 60,000 at an exercise price of $.01. No additional options may be granted under the Executive Plan.

     In connection with the extensions of the Company's rights to distribute THE OPRAH WINFREY SHOW through the 1999-2000 broadcast season, the Company previously granted to the principals of Harpo options to purchase an aggregate 5,000,000 shares of Common Stock. As of August 31, 1998, 3,900,000 of such options were outstanding and exercisable. In addition, on September 24, 1998, in connection with Harpo's and Ms. Winfrey's commitment to continue to produce and host the show for the 2000-2001 and 2001-2002 broadcast seasons, the Company granted to the principals of Harpo (including some key production executives) options to purchase an aggregate 1,130,000 shares of Common Stock.
All of such options were fully vested at the time of grant and have a term of ten years.

             The following table summarizes stock option activity at
                 August 31 and for the fiscal years then ended:

                                              1998                       1997                      1996
                                   ------------------------  -------------------------- --------------------------
                                                 WEIGHTED                   WEIGHTED                   WEIGHTED
                                                 AVERAGE                    AVERAGE                    AVERAGE
                                                 EXERCISE                   EXERCISE                   EXERCISE
                                      SHARES      PRICE      SHARES          PRICE        SHARES        PRICE
==================================================================================================================
Outstanding at beginning of year     15,183,206   $17.31     13,341,974      $17.21       7,440,804     $13.85
  Granted                             1,833,040   $22.27      2,955,334      $18.05       7,855,000     $19.52
  Exercised                          (1,104,640)  $11.05       (598,102)     $16.40      (1,692,830)    $19.80
  Canceled                             (570,200)  $18.56       (516,000)     $20.02        (261,000)    $19.03
                                   -------------           -------------               -------------

Outstanding at end of year           15,341,406   $18.31     15,183,206      $17.31      13,341,974     $17.21
                                   =============           =============               =============

Exercisable at end of year           10,069,736   $17.46      8,014,872      $15.85       6,897,374     $15.07
                                   =============           =============               =============

          The following table summarizes stock options outstanding and exercisable at August 31, 1998:

                                          OPTIONS OUTSTANDING                                OPTIONS EXERCISABLE
                       ==========================================================  ======================================
                                               WEIGHTED
                                                AVERAGE             WEIGHTED                                WEIGHTED
        RANGE OF                               REMAINING            AVERAGE                                  AVERAGE
        EXERCISE                                 LIFE               EXERCISE                                EXERCISE
         PRICES              SHARES            (IN YEARS)            PRICE               SHARES               PRICE
  ------------------   ------------------  ------------------  ------------------  ------------------  ------------------
      $.01 to $7.88           480,000             0.5                $ 6.40               480,000            $  6.40
    $7.89 to $14.25         1,251,700             2.3                $12.52             1,251,700            $ 12.52
   $14.26 to $19.70         6,864,866             6.9                $18.07             4,661,668            $ 18.03
   $19.71 to $29.43         6,744,840             7.4                $20.46             3,676,368            $ 19.86
                       ------------------                                          -------------------
                           15,341,406                                                  10,069,736
                       ==================                                          ===================

     In October 1995, the Financial Accounting Standards Board released Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). As permitted under SFAS 123, the Company accounts for employee stock compensation arrangements in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). Under APB 25, compensation cost is recognized only when employee stock options are granted at an exercise price lower than that of the market price of the stock on the date of grant. The Company generally does not recognize compensation expense with respect to stock option grants.

     For stock options granted by the Company after August 31, 1995, SFAS 123 requires that pro forma information regarding net income and earnings per share be disclosed as if the Company had accounted for its options under the fair value method outlined in SFAS 123, which requires a compensation charge to earnings for all options granted during the period. The fair value of the Company's options was estimated using the Black-Scholes option valuation model. The Black-Scholes option valuation model requires the use of highly subjective assumptions, including the expected stock price volatility and expected life of such options. Because the Company's stock options granted to employees have characteristics significantly different from those of traded options (for which the Black-Scholes model was created) and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of Company stock options granted to employees.

     The fair value of the Company's stock options granted to employees was estimated using the following weighted average assumptions at August 31:

                                            1998          1997         1996
                                           ------        ------       ------
         Expected life (in years)           6.50          6.50         6.50
         Risk-free interest rate            5.25%         6.50%        6.50%
         Volatility                        30.00%        30.00%       30.00%
         Dividend yield                     0.00%         0.00%        0.00%

     The weighted average estimated fair value of employee stock options granted during fiscal 1998, 1997 and 1996 was $9.41, $8.13 and $8.80 per share, respectively. For purposes of the pro forma disclosures, the estimated fair value of the options is generally amortized to compensation expense over the options' vesting period. The Company's pro forma net income, basic earnings per share and diluted earnings per share compared to that actually reported at August 31 are as follows:

                                                              1998             1997              1996
                                                            ---------        ---------         ---------
         Net income (in thousands)        As reported       $ 136,048        $ 143,382         $ 150,000
                                          Pro forma           121,011          134,720           139,762

         Basic earnings per share         As reported        $   1.86         $   1.93          $   2.02
                                          Pro forma              1.65             1.82              1.88

         Diluted earnings per share       As reported        $   1.79         $   1.91          $   1.99
                                          Pro forma              1.59             1.80              1.85

     The effects on the pro forma disclosures of applying SFAS 123 to fiscal 1998, 1997 and 1996 are not likely to be representative of the effects on pro forma disclosures of future years. Because SFAS 123 is applicable only to options granted subsequent to August 31, 1995, and the estimated fair value of the options is generally amortized over the five-year vesting period of the Company's employee stock options, the pro forma effect will not be fully reflected until fiscal 2000.

     The Company realizes a tax benefit in respect of non-qualified stock options based on the difference between the exercise price of the Common Stock subject to the option and the market price thereof on the date of exercise. Tax deductions related to compensation expense in excess of that taken for financial reporting purposes are added to paid-in capital in the period of the tax deduction. The amount of such tax deductions added to paid-in capital approximated $1,898,000, $3,976,000 and $1,342,000 in fiscal 1998, 1997 and
1996, respectively.

(6) Dividends and stock repurchases

     In May 1997, a special dividend distribution of $1.00 per share was paid to stockholders of record on April 25, 1997. The Company used approximately $74.8 million of its cash and liquid investments to pay the special dividend.

     In April 1997, the Company announced that the Board of Directors had approved a program to repurchase up to 10,000,000 shares of its Common Stock from time to time in the open market and in privately negotiated transactions. Through November 10, 1998, 4,923,100 shares of Common Stock were repurchased in open market transactions for aggregate consideration of approximately $113.6 million or approximately $23.07 per share. The Company intends to continue to repurchase shares of its Common Stock in the open market and in privately negotiated transactions if and when it deems it advantageous to do so. Purchases under the share repurchase program will be financed out of the Company's available cash and liquid investments.

     In January 1998, the Company's Board of Directors declared a two-for-one stock split, effected in the form of a 100% stock dividend, which was paid on February 17, 1998 to stockholders of record on February 3, 1998. In connection with the stock split, the Company increased the number of authorized shares of Common Stock from 75 million to 150 million, which increase was approved by the stockholders of the Company in January 1998. The par value of the additional 36,738,470 shares of Common Stock issued in connection with the stock split was credited to Common Stock and a like amount was charged to paid-in capital.

(7) Quarterly financial summaries (unaudited)

                                                            1ST             2ND`          3RD            4TH          FISCAL
                                                          QUARTER         QUARTER       QUARTER        QUARTER         YEAR
                                                       --------------------------------------------------------------------------
     Fiscal 1998:                                                    (DOLLARS IN THOUSANDS EXCEPT PER-SHARE DATA)
     ============================================================================================================================
     Revenues                                              $ 172,926      $ 173,916      $ 167,968      $ 169,059      $ 683,869
     Gross Margin                                             65,691         63,222         61,458         62,845        253,216
     Income before provision for income taxes                 52,544         51,285         50,514         51,064        205,407
     Net income                                               34,369         33,578         34,202         33,899        136,048

     Basic earnings per share                              $     .47      $     .46      $     .47      $     .47      $    1.86
                                                           =========      =========      =========      =========      =========
     Diluted earnings per share                            $     .45      $     .44      $     .45      $     .45      $    1.79
                                                           =========      =========      =========      =========      =========

                                                            1ST             2ND`          3RD            4TH          FISCAL
                                                          QUARTER         QUARTER       QUARTER        QUARTER         YEAR
                                                       --------------------------------------------------------------------------
     Fiscal 1997:                                                    (DOLLARS IN THOUSANDS EXCEPT PER-SHARE DATA)
     ============================================================================================================================
     Revenues                                              $ 164,287      $ 175,169      $ 166,751      $ 165,070      $ 671,277
     Gross Margin                                             65,481         71,405         69,006         69,896        275,788
     Income before provision for income taxes                 53,923         57,185         54,890         55,928        221,926
     Net income                                               34,967         36,677         35,705         36,033        143,382

     Basic earnings per share                              $     .47      $     .49      $     .48      $     .49      $    1.93
                                                           =========      =========      =========      =========      =========
     Diluted earnings per share                            $     .46      $     .48      $     .48      $     .49      $    1.91
                                                           =========      =========      =========      =========      =========

(8) Buffalo Broadcasting Co. Inc.

       In October 1995 the Company closed its agreement to sell WIVB-TV, the CBS-affiliated VHF television station in Buffalo, New York, to LIN Television Corporation for $95 million in cash. As a result of this transaction, the Company recorded a nonrecurring gain of approximately $14.1 million, of which approximately $9.8 million represents cash proceeds to the Company from the sale. The remaining $4.3 million of such gain represents the reversal of previously recognized accounting losses (with no associated income tax effect) in excess of the Company's original investment.

       The Company acquired Buffalo Broadcasting Co. Inc. ("Buffalo") in December 1988 in a highly leveraged transaction. In April 1992, the Company and Buffalo's lenders entered into an agreement providing for a financial restructuring of Buffalo effective August 4, 1992. As a result of such restructuring, Buffalo ceased to be a consolidated subsidiary of King World. The Company's investment in Buffalo subsequent to the restructuring was carried at cost.

                          KING WORLD PRODUCTIONS, INC.
            MAY 31, 1999 QUARTERLY CONSOLIDATED FINANCIAL STATEMENTS
                                AND NOTES THERETO

                  KING WORLD PRODUCTIONS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER-SHARE AMOUNTS)

                                                                                  MAY 31,               AUGUST 31,
                                                                                   1999                    1998
===================================================================================================================
ASSETS
CURRENT ASSETS:                                                                 (UNAUDITED)
    Cash and cash equivalents                                                    $  375,268             $  188,778
    Short-term investments                                                           31,841                 88,016
    Accounts receivable (net of allowance for doubtful accounts of
         $3,014 and $3,301 at May 31, 1999 and August 31, 1998,
         respectively)                                                              102,052                 75,423
    Producer advances and deferred costs                                             91,810                 99,965
    Other current assets                                                              3,708                  1,146
-------------------------------------------------------------------------------------------------------------------
    Total current assets                                                            604,679                453,328
-------------------------------------------------------------------------------------------------------------------
LONG-TERM INVESTMENTS, at cost,
    which approximates market value                                                 387,616                470,715
-------------------------------------------------------------------------------------------------------------------
FIXED ASSETS, at cost                                                                35,640                 31,353
    Less - accumulated depreciation and amortization                                (15,863)               (13,613)
-------------------------------------------------------------------------------------------------------------------
                                                                                     19,777                 17,740
PRODUCER ADVANCES AND OTHER ASSETS                                                   94,221                 81,815
-------------------------------------------------------------------------------------------------------------------

                                                                               $  1,106,293           $  1,023,598
===================================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
    Accounts payable and accrued liabilities                                     $   12,565             $   15,913
    Payable to producers and others                                                  91,670                 96,118
    Income taxes payable                                                             38,473                 30,356
-------------------------------------------------------------------------------------------------------------------
    Total current liabilities                                                       142,708                142,387
-------------------------------------------------------------------------------------------------------------------

STOCKHOLDERS' EQUITY:
    Preferred stock, $.01 par value; 5,000,000 shares
         authorized, none issued                                                         --                     --
    Common stock, $.01 par value; 150,000,000 shares
         authorized, 89,493,185 and 88,650,301 shares
         issued at May 31, 1999, and August 31, 1998, respectively                      895                    887
    Paid-in capital                                                                 150,775                138,219
    Retained earnings                                                             1,257,712              1,137,238
    Treasury stock, at cost; 18,253,194 and 16,284,794 shares
         at May 31, 1999, and August 31, 1998, respectively                        (445,797)              (395,133)
-------------------------------------------------------------------------------------------------------------------
                                                                                    963,585                881,211
-------------------------------------------------------------------------------------------------------------------

                                                                               $  1,106,293           $  1,023,598
===================================================================================================================

The accompanying Notes to Consolidated Financial Statements are an integral part of these balance sheets.

                  KING WORLD PRODUCTIONS, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
               (UNAUDITED, IN THOUSANDS EXCEPT PER-SHARE AMOUNTS)

                                                                      THREE MONTHS ENDED MAY 31,      NINE MONTHS ENDED MAY 31,
                                                                     ---------------------------     --------------------------
                                                                           1999          1998             1999          1998
===============================================================================================================================
REVENUES                                                                $ 192,737     $ 167,968        $ 584,487     $ 514,810
-------------------------------------------------------------------------------------------------------------------------------

EXPENSES:
    Producers' fees, programming and other direct
      operating costs                                                     118,249       106,510          357,002       324,439
    Selling, general and administrative expenses                           22,075        18,564           69,620        57,720
-------------------------------------------------------------------------------------------------------------------------------

                                                                          140,324       125,074          426,622       382,159
-------------------------------------------------------------------------------------------------------------------------------

      Income from operations                                               52,413        42,894          157,865       132,651

INVESTMENT INCOME                                                           7,716         7,620           27,509        21,692
-------------------------------------------------------------------------------------------------------------------------------

      Income before provision for income taxes                             60,129        50,514          185,374       154,343

PROVISION FOR INCOME TAXES                                                 20,723        16,312           64,900        52,194
-------------------------------------------------------------------------------------------------------------------------------

      Net income                                                        $  39,406     $  34,202        $ 120,474     $ 102,149
===============================================================================================================================

BASIC EARNINGS PER SHARE                                                $     .56     $     .47        $    1.69     $    1.40
===============================================================================================================================

DILUTED EARNINGS PER SHARE                                              $     .53     $     .45        $    1.62     $    1.34
===============================================================================================================================

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                  KING WORLD PRODUCTIONS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                        (UNAUDITED, DOLLARS IN THOUSANDS)

                                                                                        NINE MONTHS ENDED
                                                                                              MAY 31,
                                                                             --------------------------------------
                                                                                    1999                   1998
===================================================================================================================
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income                                                                   $  120,474              $ 102,149
      Items not affecting cash:
        Depreciation and amortization                                                 2,250                  1,364
      Change in assets and liabilities:
        Accounts receivable                                                         (26,629)                (6,688)
        Producer advances and deferred costs                                          2,405                (81,296)
        Accounts payable and accrued liabilities                                     (3,347)                (1,334)
        Payable to producers and others                                              (4,448)                 9,224
        Income taxes payable                                                          8,117                 (1,995)
        Other, net                                                                   (9,219)                (2,049)
-------------------------------------------------------------------------------------------------------------------
    Net cash provided by operating activities                                        89,603                 19,375
-------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Sales (purchases) of investments                                                139,274                (87,769)
    Additions to fixed assets                                                        (4,287)                (7,894)
-------------------------------------------------------------------------------------------------------------------
    Net cash provided by (used in) investing activities                             134,987                (95,663)
-------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from issuance of common stock                                           12,564                  9,069
    Purchase of treasury stock                                                      (50,664)               (25,811)
-------------------------------------------------------------------------------------------------------------------
    Net cash used in financing activities                                           (38,100)               (16,742)
-------------------------------------------------------------------------------------------------------------------

NET INCREASE (DECREASE) IN CASH AND
    CASH EQUIVALENTS                                                                186,490                (93,030)
CASH AND CASH EQUIVALENTS AT
    BEGINNING OF PERIOD                                                             188,778                317,782
-------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT
    END OF PERIOD                                                                $  375,268              $ 224,752
===================================================================================================================

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                  KING WORLD PRODUCTIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

(1) Summary of significant accounting policies

PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of King World Productions, Inc. ("King World") and its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated. Unless the context suggests otherwise, the "Company", as used herein, means King World and its subsidiaries.

     The unaudited consolidated financial statements for the nine months and three months ended May 31, 1999 have been prepared in accordance with the instructions to Form 10-Q and include, in the opinion of management, all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the results of operations for such periods. They do not, however, include all of the information and disclosures required by generally accepted accounting principles for complete financial statements. For further information, reference is made to the consolidated financial statements for the fiscal year ended August 31, 1998 and the footnotes related thereto included in the Company's Annual Report on Form 10-K from which the August 31, 1998 balances presented herein have been derived. The results of operations for the nine months and three months ended May 31, 1999 are not necessarily indicative of the results of operations for the full year.

REVENUE RECOGNITION

     License fees from first-run syndicated television properties are recognized at the commencement of the license period pursuant to noncancelable agreements and as each show is made available to the licensee via satellite transmission. Because transmission to the satellite takes place, on the average, no more than two to three days prior to the broadcast of the programming, revenues are recognized on or about the air date.

     The Company typically receives a portion of the fees derived from the licensing of syndicated television programming in the form of retained advertising time, which is sold to advertisers by King World Media Sales Inc., a wholly-owned subsidiary of the Company. Such revenues are recognized at the same time as the cash portion of the license fees derived from such programming is recognized, in amounts adjusted for expected ratings.

     License fees for non-first-run syndicated properties are recognized at the gross contract amount (net of discount to present value for license periods greater than one year) at the commencement of the license period and when certain other conditions are satisfied.

PRINCIPAL PROPERTIES

     The Company's principal properties are licenses to distribute THE OPRAH WINFREY SHOW, WHEEL OF FORTUNE and JEOPARDY!. The Company co-produces and distributes HOLLYWOOD SQUARES, a first-run strip syndicated game show, and THE ROSEANNE SHOW, a first-run strip syndicated talk show. The Company also produces and distributes INSIDE EDITION, a first-run strip syndicated newsmagazine.

The contribution of each program to the Company's total revenues are as follows:

                                                NINE MONTHS ENDED
                                                     MAY 31,
                                         --------------------------------
                                             1999               1998
                                             ----               ----
THE OPRAH WINFREY SHOW                        38%                42%
WHEEL OF FORTUNE                              19%                21%
JEOPARDY!                                     16%                18%
HOLLYWOOD SQUARES(a)                           9%                --
THE ROSEANNE SHOW(a)                           7%                --
INSIDE EDITION                                 6%                 7%

(a) HOLLYWOOD SQUARES and THE ROSEANNE SHOW premiered in September 1998.

     The Company distributes THE OPRAH WINFREY SHOW pursuant to an agreement with Harpo, Inc., the producer of the series ("Harpo"). Under the terms of the Company's agreement in effect through August 1998 with Harpo, King World was engaged as the exclusive distributor of THE OPRAH WINFREY SHOW through the 1999-2000 broadcast season. Such agreement was amended in September 1998 to provide for Harpo and Ms. Winfrey to produce and host the show for the 2000-2001 and 2001-2002 broadcast seasons and to extend the engagement of King World as the exclusive distributor of the show for those seasons.

     The Company's agreements with Columbia TriStar Television provide that King World will be the exclusive distributor for WHEEL OF FORTUNE and JEOPARDY! so long as the Company has obtained sufficient broadcast commitments to cover such series' respective production and distribution costs and that the Company may not, unless otherwise agreed by Columbia TriStar Television, distribute other game shows for strip first-run syndication so long as the Company is distributing WHEEL OF FORTUNE or JEOPARDY!.

     In September 1997, the Company and Columbia TriStar Television announced their agreement to co-produce a new version of the game show HOLLYWOOD SQUARES, which is distributed by the Company in first-run strip syndication and premiered in September 1998.

     The Company has entered into an agreement with Full Moon & High Tide Productions, Inc., a company controlled by Roseanne, to co-produce THE ROSEANNE SHOW, an hour-long talk show hosted by Roseanne and distributed by the Company in first-run strip syndication. The series premiered in September 1998. Under the terms of the agreement, the Company will have the exclusive right to distribute the show through the 2003-2004 broadcast season.

PRODUCERS' FEES, PROGRAMMING AND OTHER DIRECT OPERATING COSTS

     Producers' fees, programming and other direct operating costs primarily include the producers' share of both cash license fees from the sale of programming to television stations and revenues derived from the sale of retained advertising time to advertisers with respect to programming distributed by the Company; participation fees payable by the Company to producers and talent; production and distribution costs for first-run syndicated programming; and the direct operating costs of King World Direct, the Company's direct response marketing subsidiary. That portion of any recognized revenue that is to be paid to producers and owners of programming is accrued as such revenues are earned. The share of revenues payable by the Company to such producers and others is generally paid as cash license fees and revenues derived from the sale of retained advertising time are received from television stations and advertisers.

STOCKHOLDERS' EQUITY

     Basic earnings per share has been computed using the weighted average shares of Common Stock outstanding of 70,913,978 and 72,921,000 for the three months ended May 31, 1999 and 1998, respectively, and 71,263,286 and 73,193,000 for the nine months ended May 31, 1999 and 1998, respectively. Diluted earnings per share, which includes the dilutive effect of the assumed exercise of vested and unvested stock options outstanding as of the end of each period reported, has been computed using the weighted average shares of Common Stock outstanding of 74,656,849 and 76,512,000 for the three months ended May 31, 1999 and 1998, respectively, and 74,402,961 and 76,458,000 for the nine months ended May 31, 1999 and 1998, respectively.

COMPREHENSIVE INCOME

     In the first quarter of fiscal 1999 the Company adopted Statement of Financial Accounting Standards No. 130 ("SFAS 130"), Reporting Comprehensive Income. SFAS 130 establishes new rules for the reporting and presentation of comprehensive income and its components. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. The components of comprehensive income include, but are not limited to, foreign currency translation adjustments and unrealized gains and losses on certain investment securities. The Company has no material items required to be reported in the presentation of comprehensive income.

(2) Proposed Merger with CBS Corporation

     The Company has entered into an Agreement and Plan of Merger, dated as of March 31, 1999 (the "Merger Agreement"), by and among the Company, CBS Corporation, a Pennsylvania corporation ("CBS"), and K Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of CBS ("Merger Sub"), pursuant to which (a) Merger Sub will be merged with and into the Company and the Company will become a wholly-owned subsidiary of CBS and (b) each outstanding share of the Company (other than shares owned by CBS or Merger Sub) will be converted into the right to receive .81 shares of common stock, par value $1.00 per share, of CBS. Concurrently with the execution of the Merger Agreement, Michael King, Roger King, Richard King and Diana King (the "Principal Stockholders" of the Company) entered into a Stockholders Agreement with CBS whereby the Principal Stockholders agreed, among other things, that, while the Merger Agreement was in effect, they would vote their shares of Common Stock, which represent approximately 19% of the total outstanding shares of Common Stock of the Company, in favor of the merger and against any alternative proposal that may be brought before the stockholders of the Company for a vote.

     The consummation of the merger is subject to certain conditions, including approval by the stockholders of the Company and the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The Company was granted early termination of the waiting period in April 1999. Pursuant to the Merger Agreement, the Company will prepare and file a proxy statement/prospectus to be mailed to stockholders in connection with calling a meeting of the stockholders of the Company to vote on the merger. The transaction is expected to close in August 1999.

(3) Producer advances

     In September 1997, the Company made advances to Harpo in the aggregate amount of $130 million against Harpo's guaranteed share of gross revenues for the 1998-1999 and 1999-2000 broadcast seasons. As of May 31, 1999, the entire $65 million advance associated with the 1998-1999 broadcast season had been recouped by the Company. None of the $65 million advance related to the 1999-2000 broadcast season was recouped as of May 31, 1999. As part of the most recent amendment to its agreement with Harpo, the Company paid an advance to Harpo of $75 million against Harpo's guaranteed share of gross revenues for the 2000-2001 broadcast season. Also, the Company agreed to pay, in June 2000, an additional $75 million against Harpo's guaranteed share of gross revenues for the 2001-2002 broadcast season. Based on the license agreements in place for such broadcast seasons, the Company believes that revenues from the series will be sufficient to enable the Company to recoup such advances for such seasons. All of the advances paid to Harpo are refundable to the Company by Harpo and Ms. Winfrey if King World terminates its agreement with Harpo due to Harpo's failure to deliver episodes of THE OPRAH WINFREY SHOW.

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                                 CBS CORPORATION
                                                                    (Registrant)


                                                   BY: /S/ ROBERT G. FREEDLINE
                                                   ---------------------------
                                                        ROBERT G. FREEDLINE
                                                   VICE PRESIDENT AND CONTROLLER


Date: October 8, 1999


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

                                  EXHIBIT INDEX

Exhibit
No.      Description                                                       Page
---      -----------                                                       ----

23.1     Consent of Independent Public Accountants.                         28


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